Testing the Waters Materials Related to Series #ELON1

From the Rally App:

#ELON1

ELON MUSK $1 BILL (SIGNED)

THIS INITIAL OFFERING IS COMING SOON!

OFFERING AMOUNT: $7,500

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL SHARE

#ELON1

ELON MUSK $1 BILL (SIGNED)

C.O.A. | SPECS

FINANCIALS

Initial Offering Share Price	$2.00
Number of Shares	3,750
Initial Offering Market Cap.	$7,500
Storage Location	Rally

ASSET SPECIFICATIONS

#ELON1 | $7.5K

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The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.

"That shows what America produces. I mean, Elon, he's taking on General Motors, Ford, Toyota, all these people who've got all the stuff, and he's got an idea. And he's winning. That's America. You can't dream it up. It's astounding."

WARREN BUFFETT

on Elon Musk and Tesla

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#ELON1

ELON MUSK $1 BILL (SIGNED)

Elon Musk is one of the world's wealthiest and most controversial men. Investor, inventor, and engineer, Musk currently holds 18 patents from 9 unique patent families, is the CEO of Tesla, SpaceX, Neuralink, and The Boring Company. Musk's latest move involves a $44B dollar acquisition of social media giant, Twitter, with plans to make the company's algorithm and code open source. #ELON1 is an Elon Musk Signed Dollar Bill authenticated by PSA.

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#ELON1 | *Visuals*

#ELON1 represents ~0.0000000005% of Musk's $210B+ net worth.

LAUNCH GALLERY ›

Post-Qualification Amendment No. 21
File No. 024-11584

EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by RSE Collection, LLC (the "Offering Statement"). The Offering Statement, as amended by a pre-qualification amendment, was initially qualified by the U.S. Securities and Exchange Commission on November 15, 2021. This Post-Qualification Amendment No. 21 seeks to qualify 6 series of interests of the issuer: Series #GBOYCOLOR; Series #R2D2; Series #VADER; Series #1857COIN; Series #ELON1 and Series #WARHOL2.

Different series of RSE Collection, LLC have already been offered by RSE Collection, LLC under the Offering Statement, as amended and qualified. Such series of RSE Collection, LLC will continue to be offered and sold by RSE Collection, LLC following the filing of this post-qualification amendment subject to the offering conditions contained in the Offering Statement, as qualified.

The purpose of this post-qualification amendment is to add to the Offering Statement, as amended and qualified, the offering of additional series of RSE Collection, LLC and to amend, update and/or replace certain information contained in the Offering Circular. The series already offered under the Offering Statement and the additional series being added to the Offering Statement by means of this post-qualification amendment are outlined in the "**Master Series Table**" contained in **Appendix A** to the Offering Circular in this post-qualification amendment.

DESCRIPTION OF SERIES ELON MUSK SIGNED DOLLAR BILL

Investment Overview

•Upon completion of the Series #ELON1 Offering, Series #ELON1 will purchase an Elon Musk Signed Dollar Bill authenticated by PSA for Series #ELON1 (The “Series Elon Musk Signed Dollar Bill” or the “Underlying Asset” with respect to Series #ELON1, as applicable), the specifications of which are set forth below.

•Elon Musk was born on June 28, 1971, in Pretoria South Africa. According to Britannica.com: “South African-born American entrepreneur who cofounded the electronic-payment firm PayPal and formed SpaceX, maker of launch vehicles and spacecraft. He was also one of the first significant investors in, as well as chief executive officer of, the electric car manufacturer Tesla.”

•According to Forbes’ Real Time Billionaires List, as of June 9, 2022, Elon Musk is the richest billionaire alive, with a net worth of $220.5B.

•The Underlying Asset is an Elon Musk Signed Dollar Bill authenticated by PSA.

Asset Description

Overview & Authentication

•Musk transferred from Queen’s University in Kingston, Ontario to the University of Pennsylvania in 1992. Five years later (1997) he would graduate with a bachelor’s degree in both physics and economics.

•In 1995 Musk formed his first successful company. Named Zip2, the company provided maps and directories to online newspapers. The company was bought by Compaq for $307M in 1999.

•According to DBPedia.com: “X.com was an online bank co-founded by Elon Musk, Harris Fricker, Christopher Payne, and Ed Ho in March 1999. In March 2000, X.com merged with competitor Confinity Inc., a software company based in Silicon Valley. Musk was attracted to Confinity because of its easy payment system. The merged company changed its name to PayPal. eBay bought PayPal for US$1.5 billion in 2002. In July 2015, PayPal was spun off and became an independent company.”

•According to BusinessInsider.com: “PayPal had merged with Musk’s financial services and email payment firm X.com in 1999 and Musk became the new company’s largest shareholder by the time of its sale to eBay. He earned $165 million from the deal.”

•SpaceX was founded by Musk on March 14, 2002. Musk’s goal for the company was to reduce space transportation costs to enable the colonization of Mars and to make humanity a space-faring civilization. According to TechStartUps.com: “In 2002, SpaceX was just a tiny space startup with a few employees. By November 2005, SpaceX had 160 employees. Fast forward 20 years later, the company has about 10,000 employees and has revolutionized the entire space industry.”

•Musk founded his private grantmaking foundation known as The Musk Foundation in 2002 with his brother, Kimbal. According to InfluenceWatch.org: “The brothers are the foundation’s sole officers; Elon Musk is president and board director and Kimbal Musk is secretary, treasurer, and board director.” According to the foundation’s website: “Musk Foundation Grants are made in support of:  Renewable energy research and advocacy; Human space exploration research and advocacy; Pediatric research; Science and engineering education; [and] Development of safe artificial intelligence to benefit humanity.”

•Founded in 2003 by Silicon Valley engineers Martin Eberhard and Mark Tarpenning, Tesla was an electric vehicle company that set out to prove electric vehicles could be better, quicker, and more fun than gasoline cars. According to Investopedia.com: “In 2004, the company’s co-founders went through initial rounds of investing with venture capital firms. Musk led the initial round of funding and soon joined as the head of the board of directors. The company’s investors included friends, family, and a litany of VC firms, including Valor Equity Partners.” The website goes onto describe the state of Tesla today: “As of 2021, the company has a network of 438 stores and galleries, 100 service centers, and more than 30,000 Superchargers (charging portals) in over 3,100 locations.”

•Founded in San Francisco in late 2015, Musk was among the founders of the then-non-profit, OpenAI. According to CNBC: “OpenAI was set up as a non-profit with a $1 billion pledge from a group of founders that included Tesla CEO Elon Musk. In February 2018, Musk left the OpenAI board but he continues to donate and advise the organization.”

•Fortune.com reported in January of 2022: “Neuralink, the company that Elon Musk founded in 2016 with the vision of implanting a chip in people’s brains, is getting close to an important milestone: a human clinical trial of its technology.”

•According to CNBC: “Musk founded The Boring Company in 2017. In a video released that same year, the Boring Company teased a system in which cars and public transportation pods are lowered underground by metal platforms and proceed to zoom through tunnels at 124 mph, unimpeded by pesky traffic. The problem with tunnels, Musk said during an event unveiling the company’s first demo tunnel in 2018, was that they take a long time to build and are very expensive.”

•According to the New York Times: “On April 4, Elon Musk revealed that he had purchased a sizable stake in Twitter. Three weeks later, Mr. Musk and Twitter reached a deal for the billionaire to acquire the social media company entirely and take it private. But now Mr. Musk says his bid is “temporarily on hold” until he can get more details to confirm that spam and fake accounts represent less than 5 percent of the social network’s total users.”

Notable Features

•The Underlying Asset is an Elon Musk Signed Dollar Bill authenticated by PSA.

Notable Defects

•The Underlying Asset’s condition is consistent with its provided condition grade from James Spence Authentication (JSA).

Details

Series Elon Musk Signed Dollar Bill
Certification Date	June 1, 2021
Subject	Elon Musk
Field	Business Tycoon
Description	Signed Dollar Bill
Location	Front
Color	Black
Authentication	PSA/DNA
Certification No.	84538741

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Elon Musk Signed Dollar Bill going forward.